U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                                                         SEC File Number 0-16310
                                                         CUSIP Number 02553T10-3

                              NOTICE OF LATE FILING
                                  (Check One):

[ X ] Form 10-KSB  [ ] Form 11-K  [ ] Form 20-F  [ ] Form 10-QSB  [ ] Form N-SAR
                      For Period Ended:  December 31, 1995
________________________________________________________________________________

If the notification relates to a portion of the filing check above, identify the Item(s) to which the notification relates: N/A
________________________________________________________________________________

Part I--Registrant Information
________________________________________________________________________________

     Full Name of Registrant:      AMERICAN EDUCATIONAL PRODUCTS, INC.

     Former Name if Applicable:

     Address of Principal Executive Office (Street and Number):

                        5350 Manhattan Circle, Suite 210
                            Boulder, Colorado  80303
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Part II--Rules 12b-25(b) and (c)
________________________________________________________________________________

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12(b)-25(b), the following
should be completed.   (Check box if appropriate)

[ ]     (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]     (b)  The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]     (c)  The accountant's statement or other exhibit required by Rule 12b-
25(c) has been attached if applicable.

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Part III--Narrative
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State below in reasonable detail the reasons why form 10-KSB, 11-K, 20-F, 10-QSB or N-SAR or portion thereof could not be filed within the prescribed time period.

   The Registrant is unable to file its Annual Report on Form 10-KSB within the prescribed time period because the Company has experienced some difficulty in compiling its financial records to complete the preparation of the audited financial statements for the relevant fiscal year.
________________________________________________________________________________

Part IV--Other Information
________________________________________________________________________________

   (1) Name and telephone number of person to contact in regard to this notification

                            Clifford L. Neuman, Esq.
                                1507 Pine Street
                             Boulder, Colorado 80302
                                 (303) 449-2100

   (2) Have all other period reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                             [ X ] Yes   [  ] No

   (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                             [  ] Yes   [ X ] No

   If so; attached an explanation of the anticipated change, both narratively and quantitively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                       AMERICAN EDUCATIONAL PRODUCTS, INC.
               ___________________________________________________
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date:      March 27, 1995             By:  Clifford C. Thygesen
                                           _____________________________________
                                           Clifford C. Thygesen, President